UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 16, 2016

Date of Report (Date of earliest event reported)

YuMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36039	27-0111478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1204 Middlefield Road, Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 591-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

YuMe, Inc. (“YuMe” or the “Company”) announced that, effective March 16, 2016, (i) James R. Soss will become the Company’s Executive Vice President, General Manager North America and (ii) Scot McLernon will no longer be the Chief Revenue Officer of the Company. Mr. McLernon will continue on with YuMe as a special advisor to the Chief Executive Officer.

James R. Soss

Effective March 16, 2016, the Board appointed James R. Soss, age 50, to serve as Executive Vice President, General Manager North America. There are no arrangements or understandings between Mr. Soss and any other persons pursuant to which he was selected as Executive Vice President, General Manager North America and no family relationships between Mr. Soss and any director or executive officer of the Company. Mr. Soss has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

From August 2015 to March 2016, Mr. Soss has been acting as a consultant to various marketing services and advertising technology companies. From May 2013 to August 2015, Mr. Soss served as Group Vice President at Responsys, a provider of SaaS marketing software, acquired by Oracle Corporation in April 2014. From April 2010 to April 2013, Mr. Soss served as Chief Executive Officer at Red Aril, a data management and audience optimization platform company, which was acquired by Hearst Corporation and integrated into the iCrossing division. From February 2006 to April 2010, Mr. Soss served as General Manager, Vice President at Acxiom Corporation, a marketing technology and services company. From October 2003 to February 2006, Mr. Soss served as Senior Vice President at Infogroup, a digital marketing and database marketing services company, where he led teams within the Yesmail business unit. Mr. Soss holds a Masters of Business Administration with high honors distinction from the University of Chicago and a B.S. degree in Engineering, Management Systems from Princeton University.

Compensation of Mr. Soss

On March 16, 2016, the Compensation Committee of the Board made the following determinations with respect to compensation arrangements for Mr. Soss:

Base Salary and Bonus. Mr. Soss will receive an annual base salary of $275,000 and will be eligible for an annual bonus under the Company’s Cash Incentive Plan, as in effect from time to time, with a target bonus amount equal to 50% of base salary. Both base salary and bonus are subject to annual review.

Stock Options (Vesting over 4 years). Mr. Soss will receive an option to purchase 295,000 shares of the Company’s common stock at a price per share equal to the closing price per share of the Company's common stock on the grant date, to be determined by the Compensation Committee at a later date. Twenty five percent of the shares subject to the option shall vest 12 months after the date vesting begins. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts.

Severance Terms. Eligibility to participate in the Company’s Executive Severance Plan.

Other Benefits. Mr. Soss is eligible to participate in the benefit programs generally available to senior executives of the Company.

The foregoing description of the compensation of Mr. Soss is qualified in its entirety by reference to the full text of his offer letter, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The Company also intends to enter into its standard form indemnification agreement with Mr. Soss, which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed on July 2, 2013 and incorporated by reference herein.

Scot McLernon

Effective immediately, Mr. McLernon will transition to a new role with YuMe as a special advisor to the Chief Executive Officer.

Item 7.01	Regulation FD Disclosure.

Reference is made to the portion of the text of the Company’s press release attached hereto as Exhibit 99.2 regarding an update to forward looking statements relating to our business outlook for the first quarter of 2016.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Offer letter, dated March 16, 2016 between YuMe, Inc. and James R. Soss (filed)
99.2	Press release, dated March 17, 2016 (furnished)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YuMe, Inc.

/s/ Tony Carvalho

Tony Carvalho
Chief Financial Officer
(Principal Financial Officer and Duly Authorized Signatory)

Dated: March 17, 2016

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Offer letter, dated March 16, 2016 between YuMe, Inc. and James R. Soss
99.2	Press release, dated March 17, 2016